Exhibit 8.1

Hunton Andrews Kurth LLP file no: 87461.204

December 10, 2024

Annaly Capital Management, Inc.

1211 Avenue of the Americas

New York, New York 10036

Annaly Capital Management, Inc.

Qualification as

Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as counsel to Annaly Capital Management, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 filed with the Securities and Exchange Commission on December 10, 2024 (the “Registration Statement”), with respect to the offer and sale, from time to time, of up to 25,000,000 shares of common stock, par value $0.01 per share, of the Company, in connection with the Company’s Dividend Reinvestment and Share Purchase Plan. You have requested our opinion regarding certain U.S. federal income tax matters.

In giving this opinion letter, we have examined, and with your consent, relied upon, the following:

1.	the Registration Statement and the prospectus (“Prospectus”) filed as part of the Registration Statement;

2.	the Company’s Articles of Amendment and Restatement, as filed on February 4, 1997 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented through the date hereof;

3.	Annaly Sub REIT, Inc.’s Articles of Incorporation, as filed on December 4, 2018 with the Department of Assessments and Taxation of the State of Maryland, as amended and supplemented through the date hereof;

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON

LOS ANGELES MIAMI NEW YORK RICHMOND SAN FRANCISCO TOKYO TYSONS WASHINGTON, DC

www.HuntonAK.com

Annaly Capital Management, Inc.
December 10, 2024

4.	the tax opinion issued by K&L Gates, dated as of July 11, 2016, regarding the Company’s qualification as a real estate investment trust (a “REIT”) for U.S. federal income tax purposes (the “Prior REIT Opinion”); and

5.	such other documents as we have deemed necessary or appropriate for purposes of this opinion.

In connection with the opinions rendered below, we have assumed, with your consent, that:

1.	each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during their taxable years ending December 31, 2024, and future taxable years, the Company and Annaly Sub REIT, Inc. have operated and will operate in a manner that will make the factual representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company and a certificate, dated the date hereof and executed by a duly appointed officer of Annaly Sub REIT, Inc. (together, the “Officer’s Certificates”), true for such years;

3.	neither the Company nor Annaly Sub REIT, Inc. will make any amendments to its organizational documents after the date of this opinion that would affect its qualification as a REIT for any taxable year; and

4.	no action will be taken by the Company or Annaly Sub REIT, Inc. after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificates and the factual matters discussed in the Prospectus that relate to the Company’s status as a REIT. No facts have come to our attention that would cause us to question the accuracy and completeness of such factual representations. Furthermore, where such factual representations involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individual making such representations the relevant provisions of the Code, the applicable Regulations and published administrative interpretations thereof.

Annaly Capital Management, Inc.
December 10, 2024

Based solely on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:

(a)       the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2020 through December 31, 2023, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify for taxation as a REIT under the Code for its taxable year ending December 31, 2024, and thereafter; and

(b)       the descriptions of the law and the legal conclusions in the Prospectus under the caption “Material U.S. Federal Income Tax Considerations” are correct in all material respects.

We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all the facts referred to in this letter or the Officer’s Certificate. In particular, we note that the Company has engaged in transactions in connection with which we have not provided legal advice and may not have reviewed. Moreover, we note that we did not represent the Company as tax counsel prior to June 1, 2016.

The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

Annaly Capital Management, Inc.
December 10, 2024

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton Andrews Kurth LLP under the captions “Material U.S. Federal Income Tax Considerations” and “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Very truly yours,

/s/ Hunton Andrews Kurth LLP